UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Walgreens Boots Alliance, Inc.
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January 14, 2021

Dear Walgreens Boots Alliance Stockholder:

We are writing to ask for your support for the recommendations of the Board of Directors on several proposals to be voted on at the 2021 Annual Meeting of Stockholders of Walgreens Boots Alliance (the “Company”) that will be held on January 28, 2021.

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)

In 2020, our Compensation and Leadership Performance Committee (the “CLPC”) had the complex and important task of evaluating the performance and compensation of our named executive officers in the context of unprecedented circumstances created by the COVID-19 pandemic. The challenge of this effort was to balance the extraordinary efforts of the leadership team to protect customers and employees from the enormous risks of COVID-19, with the impact of the pandemic on Company performance and the metrics and goals that were set under normal conditions. Because the named executive officers participate in the same compensation programs more broadly offered to Company employees, the decisions made by the CLPC were also made in the context of a desire to recognize the performance of all employees during a crisis of unprecedented proportions.

We understand that stockholder evaluation of all Say-on-Pay proposals will be challenging for 2020 and possibly for years to come. There is no algorithm or rigid policy that can properly judge the diligent process and unique variables involved in the decisions of the CLPC in these circumstances. Our hope is that this letter provides additional context to help you understand that process and those variables and that you ultimately recognize that the decisions the CLPC made with regard to compensation in 2020 reflect our guiding principle of doing what is in the best interests of our stockholders.

A Year Defined by Commitment to our Purpose and Embracing our Critical Role in Responding to COVID-19 while Maintaining Resolute Focus on Stockholder Value

Our Company plays an essential role in the healthcare system. We have been and continue to be put to the test during the unprecedented global COVID-19 pandemic. We have risen to the challenge, living our purpose to help people lead healthier and happier lives. Our people, including our named executive officers, have worked tirelessly on the front lines to help vulnerable people have access to and adhere to their medications, to ramp up new testing services, to prepare for the administration of life-saving vaccines, to implement delivery options including free prescription delivery, to expand our digital and telehealth capabilities and ability to fill orders, to facilitate supply chain continuity and access to essential items and to help keep our patients, customers and team members safe.

Across the globe, our crisis response teams have actively worked to find ways for the Company and its wide network of healthcare and strategic partners to play a greater role in the global emergency – including working with the U.S. federal government to expand access to COVID-19 testing and preparing our retail pharmacies to help millions of people access a vaccine when available. We are also working closely with the U.S. federal government’s Operation Warp Speed to accelerate development, manufacturing and distribution of COVID-19 vaccines, as well as the Centers for Disease Control and Prevention (CDC), the Department of Health and Human Services and state and local governments to support access to COVID-19 vaccines.

Walgreens Boots Alliance, Inc. | 108 Wilmot Road | MS 1858 | Deerfield, IL 60015 | USA
T +1 847 315 3700 | www.walgreensbootsalliance.com

While our leadership teams were engaging in the immense efforts of planning, directing and executing the Company’s participation in the COVID-19 response, they did not lose focus on the goal of creating stockholder value through the Company’s existing strategies and initiatives and execution of our business. Our officers moved swiftly to ensure continuity of our business, taking action and implementing processes and procedures across our operations to (i) safeguard the health and safety of our patients and customers, (ii) assure that the essential products and services that we provide could remain available to our communities that depend on them, (iii) reinforce and preserve the Company’s liquidity position, and (iv) maintain quality and internal controls and effective communication systems in light of the rapid shift in our working environment. The Company also went to great lengths to ensure the health, safety and wellness of our employees and their families during the pandemic, including by providing PPE and safety equipment in our stores, enhanced health and safety information, workplace flexibility and adjustments to benefits such as tools to help manage stress and anxiety. To recognize the sacrifices they made to ensure the Company was successful in its critical role in the response to COVID-19, we provided employees with additional compensation such as one-time stipend payments and thank you gift cards. The Company’s efforts to care for its employees was recognized by JUST Capital and Forbes, which ranked Walgreens 19 out of 100 of the largest U.S. employers for COVID-19 response. Despite our leadership team’s successful and decisive efforts to manage controllable costs across the Company, the costs associated with these activities and the impacts of COVID-19 did have an impact on our financial results.

Our executive officers also continued to push vigorously forward with the Company’s existing strategies and initiatives despite the requirements to manage the complications and diversions facing them on a daily basis. While we were not able to discuss the matters at the time of filing of our proxy statement, the staggering efforts of our management teams on these fronts are exemplified in our recent announcement of our transformational divestiture of our pharmaceutical wholesale business and our accelerated investments in healthcare. The fruition of these value-enhancing initiatives is the result of the tireless, focused efforts and execution of our leadership team in fiscal 2020.

While the impact of COVID-19 on the Company contributed to a decline in the Company’s stock price to a low of $33.36 per share in October 2020, it is the leadership and motivation of our executives and work and determination of our teams across the world over the last year that have led its recovery to $48.94 as of January 13, 2021. We should also note that, despite the impact of COVID-19 in fiscal 2020, the Company’s free cash flow in the year was above budget and better than the prior year. In addition, the Company once again grew its dividend to stockholders in fiscal 2020, marking the 45th consecutive year that the Company has done so. In 2020, the Company returned nearly $2.6 billion to stockholders via dividends and stock repurchases and the Company has paid out a total of over $23 billion in dividends and stock repurchases over the last five years.

Evaluation of Compensation and Performance in light of the Impact of COVID-19 on our Financial Results and Incentive Plans

Following the end of fiscal year 2020, the CLPC carefully evaluated the decisions to be made around our incentive programs during this unprecedented year in which foot traffic fell substantially in stores during lockdowns, demand for medication fell temporarily as doctor visits and elective medical procedures were halted, and we incurred COVID-19 related costs of nearly $150 million in the second half of the year alone. As noted, the CLPC decisions related to the executive officers would also permeate to the broader employee base given that the named executive officers participate in the same compensation programs more broadly offered to Company employees. Therefore, key among their considerations were the extraordinary efforts of our teams, including our leadership team, described above to embrace our critical role in the response to the COVID-19 pandemic, ensure the continuity of our business and develop and execute value-enhancing activities to further our existing strategies and initiatives.

Walgreens Boots Alliance, Inc. | 108 Wilmot Road | MS 1858 | Deerfield, IL 60015 | USA	2
T +1 847 315 3700 | www.walgreensbootsalliance.com

Fiscal 2020 was the last year in the three-year performance period for the performance share awards granted to our named executive officers in 2018. The performance goals for the 2018-2020 performance shares were set in October 2017, several years before the onset of the COVID-19 pandemic. As noted in our proxy statement, the Committee approved payout under the 2018-2020 performance shares at 101.7% of target. In approving this payout, the Committee recognized that:

●	This was not only the fair result given our strong financial performance relative to the performance goals during the approximately 85% (30 out of 36 months) of the performance period that elapsed before the pandemic as well as the extraordinary response to the COVID-19 pandemic by our leadership team and their stewardship of the Company during this unprecedented time (six out of 36 months) but it was in the best interests of stockholders and was the appropriate decision for the CLPC to make in light of the efforts and execution of the team over the performance period. The CLPC was deliberate and disciplined in (i) its recognition that existing performance metrics had become an unreliable gauge of management’s performance and (ii) its evaluation of alternatives that would properly gauge performance in an objective manner. Thus, the CLPC settled on a rational framework that considers actual performance over the period where management’s efforts could affect the performance of the Company and removes the impact of unprecedented events.

●

It would have been unfair and unwise to penalize the leadership team and other recipients of performance shares as a result of events relating to the COVID-19 pandemic that were out of their control at a time when they were on the front lines risking their health and safety and the health and safety of their families. A critical and fundamental responsibility of the CLPC is to ensure that the Company’s executive compensation program attracts, retains and motivates the Company’s critical talent, executive officers. We believe blind application of a rigid performance framework that produces an inequitable outcome due to extreme circumstances not contemplated in the framework would have been wrong for our Company and its stockholders. Such an unreasonable decision may have ensured a favorable Say-on-Pay vote recommendation but would have been at the expense of our philosophy and would have been contrary to our responsibility to attract, retain and motivate, which would be particularly troublesome in light of the fact that the Company is in efforts to attract a new CEO.

●

It was reflective of the performance of the named executive officers during approximately 85% of the performance period and consistent with what named executive officers earned under the terms of the program, which permits adjustments to take into account extraordinary events such as the COVID-19 pandemic.

In reviewing the Say-on-Pay proposal, we believe it is also important to note that:

●

In light of the impact of COVID-19 on our business, our CEO, Stefano Pessina, has forgone any new long-term equity incentive awards for our 2021 fiscal year and has never drawn a salary or received a short-term incentive award for service as Executive Vice Chairman and CEO. In addition, no base salary increases were provided to the named executive officers or any other executive vice president for fiscal 2021.

●

Our executive compensation program has and continues to emphasize pay-for-performance. In fiscal 2020 and fiscal 2021, 50% of the total value of our annual long-term equity incentive awards to our named executive officers (other than our CEO and Executive Chairman) was granted in the form of performance shares with a three-year performance period. This heavy weighting toward long-term performance-based awards emphasizes the link between executive compensation and long-term stockholder value, which continues to be the core of our executive compensation program.

Walgreens Boots Alliance, Inc. | 108 Wilmot Road | MS 1858 | Deerfield, IL 60015 | USA	3
T +1 847 315 3700 | www.walgreensbootsalliance.com

Accordingly, we strongly encourage you to vote FOR Proposal 3, the Say-on-Pay proposal.

Proposal 5 – Stockholder Proposal Requesting an Independent Board Chairman

This shareholder proposal would require that the Chairman of the Board of Directors be an independent director whenever possible. The Board carefully considered this proposal and noted that:

●	the Company’s Board leadership structure should be tailored to the Company’s evolving needs and not limited to the stockholder proposal’s “one-size-fits-all” approach.
●

the Board’s current leadership structure (including the position of Lead Independent Director and regular executive sessions that include only independent directors) provides effective, independent Board oversight.

●	the Company’s corporate governance policies and practices (including the addition of five of the Board’s nine independent directors since 2012) promote effective, independent Board oversight.

Accordingly, we strongly encourage you to vote AGAINST Proposal 5.

*   *   *

Thank you for your investment in Walgreens Boots Alliance. We appreciate your continued support.

Sincerely,

William C. Foote	Nancy M. Schlichting
Lead Independent Director	Chair, Compensation and Leadership
Performance Committee

Walgreens Boots Alliance, Inc. | 108 Wilmot Road | MS 1858 | Deerfield, IL 60015 | USA	4
T +1 847 315 3700 | www.walgreensbootsalliance.com